CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 28, 2023 with respect to the financial statements and financial highlights of Goehring & Rozencwajg Resources Fund, a portfolio of the Goehring & Rozencwajg Investment Funds, included in the Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 12 to the Registration Statement No. 333-212686 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights,” “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm,” and “Financial Statements.”

Philadelphia, Pennsylvania

September 28, 2023